Exhibit 99.1

Kintara Therapeutics Enters Into Equity Purchase Agreement for Up to $20 Million with Lincoln Park Capital

SAN DIEGO, August 3, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (Kintara or the Company), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced it has entered into an equity purchase agreement for up to $20 million with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor.

Under the terms of and subject to satisfaction of the conditions contained in the agreement, Kintara will have the right in its sole discretion, but not the obligation, to sell to LPC up to $20 million worth of shares of its common stock from time to time over the 36-month term of the agreement. Kintara controls the timing and amount of any future sales of its shares of common stock and LPC is obligated to make purchases in accordance with the terms of the purchase agreement, subject to various limitations contained in the agreement, including those under the Nasdaq listing rules. Any common stock that is sold by Kintara to LPC under the agreement will occur at a purchase price that is based on the market prices prevailing at the time of each sale to LPC. There is no upper limit to the price per share that LPC may pay for future stock issuances under the purchase agreement, and LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Kintara’s common stock. No warrants are being issued in this transaction and the purchase agreement does not contain any rights of first refusal, participation rights, penalties or liquidated damages provisions in favor of any party. Kintara may terminate the purchase agreement at any time, at its sole discretion, without any cost or penalty.

The Company expects this commitment from LPC will provide financial flexibility and is aligned with Kintara’s long-term strategy for value creation. Kintara intends to use any net proceeds from the sale of its common stock to LPC for working capital and general corporate purposes, including development expenses for VAL-083 and REM-001.

“We are excited to enter into this transaction with Lincoln Park Capital and believe that this agreement provides us an opportunity to access capital in a very efficient manner,” said Robert E. Hoffman, President and Chief Executive Officer of Kintara. “We believe that the financial flexibility provided by this agreement will further support our clinical development efforts with VAL-083 in glioblastoma and REM-001 in cutaneous metastatic breast cancer.”

Additional information regarding the purchase agreement is set forth in a Current Report on Form 8-K, which Kintara will file with the Securities and Exchange Commission (SEC).

The securities described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-254662) filed with the SEC on March 24, 2021 and declared effective on April 1, 2021. The offering of the securities described herein will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by request from Kintara Therapeutics at 9920 Pacific Heights Blvd., Suite 150, San Diego, CA 92121 or at (858) 350-4364.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for glioblastoma (GBM) and REM-001 for Cutaneous Metastatic Breast Cancer (CMBC).

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the Global Coalition for Adaptive Research registrational phase 2/3 clinical trial titled Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Equity Purchase Agreement or the use of proceeds pursuant to the Equity Purchase Agreement. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2021, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:

CORE IR

516-222-2560

Media:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378